Ex. 99.1

LPHI ANNOUNCES ANNUAL SHAREHOLDER MEETING RESULTS

WACO, TX – August 7, 2012 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., held its annual shareholders’ meeting yesterday, at its corporate offices in Waco, Texas.

With 90% of the outstanding shares voting, shareholders re-elected each of the directors. The nominees, the number and type of votes, and the number of broker non-votes were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Brian D. Pardo	11,075,542	1,637,629	4,078,740
R. Scott Peden	11,152,888	1,557,283	4,078,040
Fred Dewald	12,553,931	156,240	4,078,740
Tad M. Ballantyne	11,382,266	1,327,905	4,078,740
Harold E. Rafuse	12,549,611	160,560	4,078,740

The shareholders approved amendments to the Articles of Incorporation of Life Partners Holdings, Inc. to reflect changes in Texas law. The numbers and type of votes cast were as follows:

Votes for approval	12,559,547
Votes against	122,564
Abstentions	28,060
Broker non-votes	4,078,740

The shareholders ratified the appointment of Whitley Penn, LLP, as our independent registered public accounting firm for the fiscal year ending February 28, 2013. The number and type of votes cast were as follows:

Votes for approval	16,323,561
Votes against	417,472
Abstentions	47,878

There were no broker non-votes for this item.

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The shareholders recommended to approve, by non-binding vote, executive compensation. The number and type of votes cast were as follows:

Votes for approval	12,422,775
Votes against	254,161
Abstentions	33,235
Broker non-votes	4,078,740

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 143,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3 billion in face value.

LPHI-G

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Visit our website at: www.lphi.com

Contact:

Life Partners Holdings, Inc.

Shareholder Relations, 254-751-7797

info@LPHI.com

www.lphi.com

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